                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                   AETNA INC.
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                (Name of Registrant as Specified in Its Charter)

                                   AETNA INC.
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                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]  $-0- per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

        ------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

        ------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3) Filing party:

        ------------------------------------------------------------------------

     (4) Date filed:

        ------------------------------------------------------------------------

---------------

  (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

1998 Aetna Proxy Statement
Notice of Annual Meeting

                                                                    [AETNA LOGO]

TABLE OF CONTENTS
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
General Information................................................     1
  I.   Election of Directors.......................................     1
       Nominees for Directorships..................................     2
       Director Compensation in 1997...............................     9
       Other Information Regarding Directors.......................    10
       Committees of the Board.....................................    10
       Certain Transactions and Relationships......................    11
       Security Ownership of Certain Beneficial Owners, Directors,
       Nominees and Executive Officers.............................    12
       Summary Compensation Table..................................    16
       Stock Option Grants Table...................................    18
       Stock Option Exercises and December 31, 1997 Stock Option
       Value Table.................................................    19
       Long-Term Incentive Awards Table............................    20
       Pension Plan................................................    21
       Other Agreements............................................    22
       Report of the Committee on Compensation and Organization....    23
       Corporate Performance Graph.................................    27
 II.   Appointment of Auditors.....................................    28
III.   Shareholder Proposal to Rotate Location of Annual Meeting...    28
 IV.   Other Information and 1999 Shareholder Proposals............    28
       Annual Report...............................................    29

[AETNA LOGO]

                                AETNA INC.                         RICHARD L. HUBER
                                151 Farmington Avenue              Chairman and
                                Hartford, Connecticut 06156        Chief Executive Officer

To Our Shareholders:

The 1998 Annual Meeting of Shareholders will be held on Friday, April 24, 1998, at 9:30 a.m. at our Company Headquarters in Hartford, Connecticut and I hope you will attend.

The matters expected to be acted on at the meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. In addition to specific agenda items, we will discuss generally the operations of Aetna. We welcome any questions you have concerning Aetna and will provide time during the meeting for questions from shareholders.

If you are unable to attend the Annual Meeting, it is still important that your shares be represented. Please complete and date the enclosed Proxy Card and return it as soon as possible in the envelope provided.

[Richard L. Huber signature]
Richard L. Huber
Chairman and Chief Executive Officer

March 20, 1998

LOGO                            AETNA INC.                              LUCILLE M. NICKERSON
                                151 Farmington Avenue                   Vice President,
                                Hartford, Connecticut 06156             Corporate Governance
                                                                        and
                                                                        Corporate Secretary

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Aetna Inc. will be held at the Company's Headquarters, 151 Farmington Avenue, Hartford, Connecticut, on Friday, April 24, 1998, at 9:30 a.m. for the following purposes:

1. To elect a Board of Directors for the coming year;

2. To approve the appointment of KPMG Peat Marwick LLP as independent auditors for the current calendar year;

3. To act on a shareholder proposal, if properly presented, to rotate the location of the Annual Meeting; and

4. To transact any other business that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on February 27, 1998 as the record date for determination of the shareholders entitled to vote at the meeting or any adjournment thereof.

The Annual Meeting of Shareholders is open to all shareholders or their authorized representatives. In order to attend the Annual Meeting of Shareholders, you must present an admission ticket. If you hold shares of Aetna Common Stock or 6.25% Class C Voting Preferred Stock in your own name or through the Aetna Incentive Savings Plan or the U.S. Healthcare Savings Plan, please complete and return the enclosed prepaid reservation card directly to Aetna. An admission ticket will then be mailed to you. If your shares are held of record by a broker or other nominee in street name or the name of another person and you wish to attend the meeting, your broker or nominee must give written notice to Aetna that you are its authorized representative for those shares. An admission ticket will then be issued to you.

Whether or not you expect to attend the Annual Meeting of Shareholders, please fill in, date and sign the accompanying Proxy Card and mail it promptly in the enclosed prepaid return envelope. If you attend the Annual Meeting of Shareholders, you may vote in person if you wish, even if you have previously returned your proxy card.

By order of the Board of Directors,

/s/ Lucille M. Nickerson
Lucille M. Nickerson
Vice President, Corporate Governance and Corporate Secretary

March 20, 1998

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Aetna Inc. (the Company) for the Annual Meeting of Shareholders to be held at the Company's Headquarters on April 24, 1998. This Proxy Statement and the enclosed Proxy Card are being mailed to shareholders on or about March 20, 1998.

     Shareholders of record of the Company's Common Stock, par value $.01 per share, (Common Stock) and 6.25% Class C Voting Preferred Stock, par value $.01 per share, (Preferred Stock) at the close of business on February 27, 1998 will be entitled to vote at the meeting. On that date, 145,515,770 shares of Common Stock and 11,655,206 shares of Preferred Stock were outstanding. Each share of Common Stock is entitled to cast one vote. Each share of Preferred Stock is entitled to cast 4/5 of a vote. With respect to the matters outlined in the Notice of Annual Meeting, the Common Stock and the Preferred Stock vote together as a single voting group.

     At this time, the Directors are not aware of any matters that may be properly presented for consideration at the Annual Meeting, other than those outlined in the Notice of Annual Meeting. If other matters are properly presented for consideration, the persons named on the Proxy will vote on those matters according to their best judgment.

     The giving of a Proxy does not affect a shareholder's right to vote in person at the meeting since the Proxy may be revoked at any time before it is voted. A properly executed Proxy that is not revoked will be voted according to the instructions on the Proxy. If no instruction is given for any matter to be voted upon, the shares represented by the Proxy will be voted on that matter in the manner described on the following pages.

     Any full shares of Aetna Common Stock held for you under the DirectSERVICE Investment Program have been included in the shares shown on the enclosed Proxy. Only full shares are entitled to vote as the Company does not issue fractional shares.

     Participants in the Aetna Incentive Savings Plan and the U.S. Healthcare Savings Plan who receive this Proxy Statement in their capacity as a participant in either plan will receive a voting instruction card in lieu of a Proxy, which serves to direct the trustees of those plans how to vote the shares. Shares held in the Aetna Incentive Savings Plan for which no directions are received are voted by the trustee in the same percentage as the shares for which directions are received. Shares held in the U.S. Healthcare Savings Plan are not voted unless the instruction card is completed and returned to the trustee.

     Votes are counted by tellers of the Company's Transfer Agent. The tellers will canvass the shareholders present in person at the Annual Meeting, count their votes and count the votes cast by proxies presented. The presence at the Annual Meeting, in person or by proxy, of at least a majority of the votes entitled to be cast at the meeting constitutes a quorum. Under Connecticut corporation law, the approval of any corporate action taken at a shareholder meeting is based on votes cast. "Votes cast" means votes actually cast "for" or "against" a particular proposal, whether by proxy or in person. Abstentions and broker nonvotes are not considered "votes cast." Broker nonvotes occur when a broker nominee (which has voted on one or more matters at the meeting) does not vote on one or more other matters at the meeting because it has not received instructions from the beneficial owner to so vote and does not have discretionary authority to do so. Directors are elected by a plurality of votes cast; shareholder approval of each other proposal to be considered at the Annual Meeting occurs if the votes cast in favor of the proposal exceed the votes cast against the proposal.

I. ELECTION OF DIRECTORS

Thirteen individuals will be nominated for election as Directors at the Annual Meeting. However, in the event any Nominee becomes unavailable for election, the Board of Directors will reduce the number of Nominees prior to the meeting. The terms of office for all elected Directors will run until the next Annual Meeting and until their successors are duly elected and qualified. The 13 individuals (or such lesser number if the Board has decreased the number of Nominees as provided above) receiving the greatest number of votes cast at the meeting will be elected Directors. UNLESS DIRECTED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY WILL BE VOTED FOR THE ELECTION OF THE 13 NOMINEES LISTED ON THE FOLLOWING PAGES (the Nominees). If the number of Nominees is reduced as provided above, the shares represented by the enclosed Proxy will be voted for the remaining Nominees.

     All Nominees are currently Directors of the Company. Ronald E. Compton, a Director since 1988, retired as Chairman and as a Director on March 1, 1998 pursuant to the Company's retirement policy.

     The following pages list the names and ages of the Nominees as of the date of the Annual Meeting, the year each first became a Director of the Company, the principal occupation and principal business directorships of each as of February 27, 1998, a brief description of the business experience of each for at least the last five years, and the Board Committees of which each Nominee is a member.

     On July 19, 1996, Aetna Life and Casualty Company (AL&C) and U.S. Healthcare, Inc. (USHC) consummated a transaction pursuant to which each became a wholly-owned subsidiary of the Company (the Merger). After the Merger, AL&C changed its name to Aetna Services, Inc. and U.S. Healthcare changed its name to Aetna U.S. Healthcare Inc. (AUSHC). The information presented includes a Director's prior service with AL&C or USHC, as appropriate.

NOMINEES FOR DIRECTORSHIPS

ABRAMSON PHOTO

LEONARD ABRAMSON, 65
(Director since 1996)
(Director of USHC from 1982 to 1996)

Mr. Abramson retired on July 19, 1996 as a director, Chairman and Chief Executive Officer of U.S. Healthcare, Inc. (managed health care company), positions he had held since 1982. Mr. Abramson is the founder of U.S. Healthcare, Inc. which became a wholly-owned subsidiary of the Company on July 19, 1996, and is now known as Aetna U.S. Healthcare Inc. Mr. Abramson currently is self-employed as a consultant and private investor and is Chairman of The Maine Merchant Bank, LLC. He is the author of Healing our Health Care System. Mr. Abramson is a member of the Finance Committee.

COHEN PHOTO

Betsy Z. Cohen, 56
(Director since 1996)
(Director of USHC from 1994 to 1996)

Mrs. Cohen has been Chairman and Chief Executive Officer of JeffBanks, Inc. (bank holding company) since its inception in 1981 and also is a director of its subsidiaries, Jefferson Bank, which she founded in 1974, and Jefferson Bank New Jersey, which she founded in 1987. Mrs. Cohen also is Chairman, Chief Executive Officer and trustee of Resource Asset Investment Trust (real estate investment trust). From 1985 until 1993, Mrs. Cohen was a director of First Union Corp. of Virginia (bank holding company) and its predecessor, Dominion Bankshares, Inc. In 1969, Mrs. Cohen co-founded a commercial law firm and served as a Senior Partner until 1984. Mrs. Cohen is a director of Life Technologies, Inc. (biomedical products), Litmus Concepts, Inc. (health care diagnostic products) and The Maine Merchant Bank, LLC. She is a member of the Committee on Compensation and Organization and the Investment Committee.

DONALDSON PHOTO

William H. Donaldson, 66
(Director since 1996)
(Director of AL&C since 1977)

Mr. Donaldson is co-founder and Senior Advisor of Donaldson Lufkin & Jenrette, Inc. (investment banking) and Chairman of Donaldson Enterprises Incorporated (private investing firm). He served as Chairman and Chief Executive Officer and a director of the New York Stock Exchange, Inc. from 1991 to June 1995, and was formerly Chairman and Chief Executive Officer of Donaldson Lufkin & Jenrette, Inc. and a co-founder of its subsidiary, Alliance Capital Management Corp. (investment management). Mr. Donaldson is a director of Bright Horizons, Inc. (family support services), Honeywell Inc. (electronic automation and control systems) and Philip Morris Companies Inc. (consumer products). A former Dean and Professor of Management of the Yale School of Management, he also served as U.S. Under Secretary of State and Counsel to the Vice President of the United States. Mr. Donaldson is a director of the Lincoln Center for the Performing Arts and The New York City Police Foundation, a trustee of the Carnegie Endowment for International Peace, the Marine Corps University Foundation and the Foreign Policy Association, and Chairman of the Yale School of Management Advisory Board. Mr. Donaldson is Chairman of the Nominating and Corporate Governance Committee and a member of the Executive Committee and the Investment Committee.

FRANKLIN PHOTO

Barbara Hackman Franklin, 58
(Director since 1996)
(Director of AL&C from 1979 to 1992, and since 1993)

Miss Franklin is President and Chief Executive Officer of Barbara Franklin Enterprises (private investment and international trade consulting firm). From 1992 to 1993, she served as the 29th U.S. Secretary of Commerce. Before her appointment, Miss Franklin was President and Chief Executive Officer of Franklin Associates (management consulting firm), which she founded in 1984. Miss Franklin also served four terms on the Advisory Committee for Trade Policy and Negotiations; as Alternate Representative to the 44th Session of the United Nations General Assembly; as a public member of the Board of the American Institute of Certified Public Accountants and the Auditing Standards Board Planning Committee; and as an advisor to the Comptroller General of the United States. Miss Franklin also has been a Senior Fellow of The Wharton School of the University of Pennsylvania and an original Commissioner of the U.S. Consumer Product Safety Commission. Miss Franklin chairs the American Trader Initiative Advisory Council for the Heritage Foundation; is active in numerous international organizations; and also is a director of AMP Incorporated (electrical and electronic connection devices), Cincinnati Milacron Inc. (plastics machinery, machine tools and industrial products), The Dow Chemical Company (chemicals and chemical products) and MedImmune, Inc. (biotechnology company). Miss Franklin is Chairman of the Audit Committee and is a member of the Finance Committee and the Nominating and Corporate Governance Committee.

GOODMAN PHOTO

Jerome S. Goodman, 63
(Director since 1996)
(Director of USHC from 1988 to 1996)

Mr. Goodman has been Chairman of Travel One (commercial travel agency) since 1971 and was the sole stockholder of Travel One from 1971 to 1994. Mr. Goodman was a member of the New Jersey Sports and Exposition Authority from 1991 to 1994 and its Chairman from 1992 to 1994. He also served as Chairman, President and Chief Executive Officer of First Peoples Financial Corporation (bank holding company) from 1987 to 1992 and President and Chief Executive Officer of First Peoples Bank of NJ from 1983 to 1987. He was a member of the Board of Directors of GBC Technologies, Inc. from 1992 to 1995. Mr. Goodman is a director of The Maine Merchant Bank, LLC and a trustee of Resource Asset Investment Trust (real estate investment trust). He also is a member of the Board of Trustees of the Philadelphia College of Pharmacy and Science and served as Chairman of the College from 1988 to 1991. Mr. Goodman is a member of the Audit Committee, the Finance Committee and the Nominating and Corporate Governance Committee.

GRAVES PHOTO

Earl G. Graves, 63
(Director since 1996)
(Director of AL&C since 1994)

Mr. Graves is Chairman and Chief Executive Officer of Earl G. Graves, Ltd. (a multifaceted communications company) and is the Publisher of Black Enterprise magazine which he founded in 1970. Additionally, since 1990, Mr. Graves has served as Chairman and Chief Executive Officer of Pepsi-Cola of Washington, D.C., L.P. (a PepsiCo bottling franchise). Mr. Graves is a director of AMR Corporation and its subsidiary, American Airlines, Inc., Chrysler Corporation (automotive manufacturer), Federated Department Stores Inc. (retailer) and Rohm and Haas Company (specialty chemicals and plastics). Mr. Graves also is a trustee of Howard University and is on the Executive Board and Executive Committee of the National Office of the Boy Scouts of America serving as Vice President of Relationships and Marketing. He is a member of the Audit Committee, the Executive Committee and the Investment Committee. He also serves on the Board of Directors of Aetna Foundation, Inc.

GREENWALD PHOTO

Gerald Greenwald, 62
(Director since 1996)
(Director of AL&C since 1993)

Mr. Greenwald is Chairman and Chief Executive Officer of UAL Corporation, the parent company of United Airlines (UAL), a position he assumed in July 1994. From 1979 to 1990, Mr. Greenwald held various executive positions with Chrysler Corporation (automotive manufacturer), serving as Vice Chairman of the Board from 1989 to May 1990 and as Chairman of Chrysler Motors from 1985 to 1988. In 1990, Mr. Greenwald was selected to serve as Chief Executive Officer of United Employee Acquisition Corporation in connection with the proposed 1990 employee acquisition of UAL. From 1991 to 1992, he was a Managing Director of Dillon Read & Co., Inc. (investment banking) and, from 1992 to 1993, he was President and Deputy Chief Executive Officer of Olympia & York Developments Ltd. (Canadian real estate company). Mr. Greenwald then served as Chairman and Managing Director of Tatra Truck Company (truck manufacturer in the Czech Republic) from 1993 to 1994. Mr. Greenwald is a director of Time Warner Inc. (media and entertainment). He also is a trustee of the Aspen Institute and a director of the Chicago Civic Committee and the Air Transport Association. Mr. Greenwald is a member of the Committee on Compensation and Organization, the Finance Committee and the Nominating and Corporate Governance Committee.

HANCOCK PHOTO

Ellen M. Hancock, 55
(Director since 1996)
(Director of AL&C since 1995)

Mrs. Hancock is President of Exodus Communications, Inc. (Internet system and network management services), a position she assumed on March 10, 1998. She also is a director of Exodus Communications. Mrs. Hancock held various staff, managerial and executive positions at International Business Machines Corporation (information-handling systems, equipment and services) from 1966 to 1995. She became a Vice President of IBM in 1985 and served as President, Communication Products Division, from 1986 to 1988 when she was named General Manager, Networking Systems. Mrs. Hancock was elected an IBM Senior Vice President in November 1992 and in 1993 was appointed Senior Vice President and Group Executive, which position she held until February 1995. Mrs. Hancock served as an Executive Vice President and Chief Operating Officer of National Semiconductor Corporation (semiconductors) from September 1995 to May 1996 and served as Executive Vice President for Research and Development and Chief Technology Officer of Apple Computer, Inc. (personal computers) from July 1996 to July 1997. Mrs. Hancock is a director of Colgate-Palmolive Company (consumer products) and Siemens Business Communication Systems, Inc. (telecommunications). She is a member of the Audit Committee and the Finance Committee.

HUBER PHOTO

Richard L. Huber, 61
(Director since 1996)

Mr. Huber is Chairman, Chief Executive Officer and President of Aetna. Mr. Huber joined Aetna on February 4, 1995 and served as Vice Chairman for Strategy and Finance until July 28, 1997 when he became Chief Executive Officer and President. He assumed the additional position of Chairman on March 1, 1998. Before joining Aetna, Mr. Huber served as President and Chief Operating Officer of Grupo Wasserstein Perella (investment banking), which he joined in Sep-tember 1994. From 1990 to August 1994, Mr. Huber served as Vice Chairman of Continental Bank. He was Executive Vice President and Head of the Capital Markets and Foreign Exchange Sector of Chase Manhattan Bank from 1988 to 1990. Before that, Mr. Huber held various positions of increasing responsibility with Citibank, N.A. (1973-1987) and First National Bank of Boston (1960-1973). Mr. Huber is a director of Capital Re Corporation (insurance holding company). He is Chairman of the Executive Committee.

JORDAN PHOTO

Michael H. Jordan, 61
(Director since 1996)
(Director of AL&C since 1992)

Mr. Jordan is Chairman and Chief Executive Officer of CBS Corporation (media company) and served as Chairman and Chief Executive Officer of its predecessor company -- Westinghouse Electric Corporation -- since 1993. From 1992 to 1993, he was a principal in Clayton, Dubilier & Rice, Inc. (private investing firm). Mr. Jordan retired in July 1992 as Chairman and Chief Executive Officer of the PepsiCo International Foods and Beverages Division of PepsiCo, Inc. (snack foods and beverages), having held various positions with PepsiCo since 1974. Mr. Jordan is a director of Dell Computer Corporation (personal computers). He is Chairman of the Finance Committee and is a member of the Committee on Compensation and Organization and the Nominating and Corporate Governance Committee.

KEUHLER PHOTO

Jack D. Kuehler, 65
(Director since 1996)
(Director of AL&C since 1990)

Mr. Kuehler retired in August 1993 as Vice Chairman and a director of International Business Machines Corporation (information-handling systems, equipment and services), having held various positions with IBM since joining that company in 1958. Prior to his appointment as Vice Chairman of IBM in January 1993, Mr. Kuehler served as President from 1989 to 1993, as Vice Chairman from 1988 to 1989 and as Executive Vice President from 1987 to 1988. Mr. Kuehler is a director of Olin Corporation (chemical and metal products) and The Parsons Corporation (heavy construction and engineering services). He also is a member of the National Academy of Engineering and a fellow of the Institute of Electrical and Electronics Engineers, Inc. Mr. Kuehler is Chairman of the Investment Committee and is a member of the Committee on Compensation and Organization and the Nominating and Corporate Governance Committee.

OKEEFE PHOTO

Frank R. O'Keefe, Jr., 68
(Director since 1996)
(Director of AL&C since 1989)

Mr. O'Keefe retired in 1988 as Chairman, President and Chief Executive Officer of Armtek Corporation (producer of automotive materials, components and systems), having assumed that position in 1986. Prior to that, he served as President and Chief Operating Officer of Armstrong Rubber Company from 1980 to 1986. Following his retirement from Armtek, Mr. O'Keefe served as President of Long Wharf Capital Partners, Inc. (business investments) from 1988 to 1990. He was an independent business consultant from 1990 to 1995. Mr. O'Keefe is a director of Southern New England Telecommunications Corporation and The United Illuminating Company. He is Chairman of the Committee on Compensation and Organization and is a member of the Executive Committee and the Investment Committee.

RODIN PHOTO

Judith Rodin, 53
(Director since 1996)
(Director of AL&C since 1995)

Dr. Rodin became President of the University of Pennsylvania in July 1994. Prior to assuming her current position, Dr. Rodin had served as Provost of Yale University since 1992. Dr. Rodin joined the Yale faculty in 1972, and held teaching and research positions of increasing responsibility in the Department of Psychology. She became a Professor of Medicine and Psychology in 1985 and served as Chair of the Department of Psychology from 1989 to 1991 and Dean of the Graduate School of Arts and Sciences from 1991 to 1992 when she became Provost. Dr. Rodin is a director of AMR Corporation and its subsidiary, American Airlines, Inc., Electronic Data Systems Corporation (computer services) and is a trustee of the Brookings Institution. She is a member of the Investment Committee and the Nominating and Corporate Governance Committee.

DIRECTOR COMPENSATION IN 1997

Compensation for outside Directors is reviewed annually by the Nominating and Corporate Governance Committee (the Committee). The Committee's goal of attracting and retaining qualified Directors is supported through a competitive compensation program that provides remuneration for Directors' contributions while offering stock-based compensation alternatives which strengthen the mutuality of interests with other shareholders. The following table sets forth the cash and stock-based compensation paid to each outside Director of the Company in 1997.

--------------------------------------------------------------------------------

                              CASH COMPENSATION(1)         STOCK UNITS
                          ----------------------------   ---------------
                          ANNUAL RETAINER    MEETING     NUMBER OF UNITS
          NAME              FEES($)(2)      FEES($)(3)     GRANTED(4)
------------------------------------------------------------------------
Leonard Abramson              $31,667        $44,000            350
Betsy Z. Cohen                 31,667         15,000            350
William H. Donaldson           44,000         55,000            350
Barbara Hackman Franklin       44,000         53,000            350
Jerome S. Goodman              34,334         18,000            350
Earl G. Graves                 41,000         20,000            350
Gerald Greenwald               37,000         51,000            350
Ellen M. Hancock               33,000         17,000            350
Michael H. Jordan              44,000         45,000            350
Jack D. Kuehler                44,000         74,000            350
Frank R. O'Keefe, Jr.          47,000         83,000            350
Judith Rodin                   38,333         52,000            350

--------------------------------------------------------------------------------

NOTES TO DIRECTOR COMPENSATION TABLE

(1) Under the Aetna Inc. Non-Employee Director Deferred Stock and Deferred Compensation Plan (the Director Plan), non-employee Directors may defer payment of some or all of their annual retainer, meeting fees and dividend equivalents paid on stock units, to a stock unit or interest account until after they have resigned or retired (as defined in the Director Plan) from the Board. During the period of deferral, amounts deferred to the stock unit account track the value of the Company's Common Stock and earn dividend equivalents. Amounts deferred to the interest account accrue interest pursuant to a formula equal to the rate of interest paid from time to time under a fixed interest rate fund option of the Company's Incentive Savings Plan for employees (currently yielding 6.6% a year). In 1997, nine Directors deferred all or a portion of their Director compensation to a stock unit account. The table above includes cash compensation that was deferred by Directors during 1997.

(2) The Company currently pays a retainer fee of $25,000 a year to outside Directors for Board membership. The Company also pays a $4,000 retainer to such Directors for membership on Committees of the Board ($7,000 in the case of the chairperson of a Committee). Directors who are officers of the Company receive no additional compensation for membership on the Board or any of its Committees.

(3) The Company currently pays $1,000 to outside Directors for attendance at each Board or Committee meeting. The amounts shown also include a one-time payment to Miss Franklin, Dr. Rodin and Messrs. Abramson, Donaldson, Greenwald, Jordan, Kuehler and O'Keefe for services on a special management succession committee.

(4) Pursuant to the Director Plan, non-employee Directors, upon their initial election to the Board, receive a one-time grant of units convertible upon retirement from Board service into 1,500 shares of Common Stock (Initial Units). Additionally, on the date of each Annual Meeting during the term of the Director Plan, each non-employee Director will receive units convertible upon retirement from Board service into 350 shares of Common Stock (Annual Units). Generally, to become fully vested in the units a Director must complete, in the case of the Initial Units, three years of service and, in the case of the Annual Units, one year of service following the grant of the units. If, however, service is sooner terminated by reason of death, disability, retirement or acceptance of a position in government service, a Director is entitled to receive the full grant provided the Director has completed a minimum of six consecutive months of service as a Director since such grant. A Director's right with respect to unvested units also will vest upon a change-in-control (as defined in the Director Plan). Otherwise, if a Director terminates Board service prior to completion of one year or three years of service, as applicable, from the grant date of any units, the Director will be entitled to receive a pro-rata portion of the award. Although Directors receive dividend equivalents, they have no voting rights with respect to the shares that are subject to the grant. The units granted are not transferable.

OTHER INFORMATION REGARDING DIRECTORS

The Company provides $150,000 of group life insurance for its outside Directors. Optional medical and long-term care coverage for outside Directors and their eligible dependents is available to Directors at a cost similar to that charged to Company employees.

     In connection with the Merger, the Company entered into an agreement with Mr. Abramson (the Agreement), the former Chairman and Chief Executive Officer of USHC. Pursuant to the Agreement, which has a term of five years commencing on the Merger date, Mr. Abramson has agreed to advise the Chairman of the Company on strategic business activities, marketing strategies and public relations efforts of the Company and its health operations and has agreed generally not to compete with the Company's health operations. In return, the Company paid Mr. Abramson ten million dollars on the Merger date (75% in cash and 25% in shares of Common Stock), and will pay during the term of the Agreement, three million dollars per year. A final lump sum payment of ten million dollars (payable in shares of Common Stock) will be paid on the later of Mr. Abramson's resignation as a Director of the Company or the termination or expiration of the Agreement. In addition, pursuant to the Agreement, the Company has agreed to provide Mr. Abramson with life, disability, accident and health insurance benefits substantially similar to those he received from USHC, and transferred to Mr. Abramson ownership of a certain aircraft owned by a subsidiary of USHC. During the term of the Agreement, the Company has agreed to pay the operating costs of such aircraft, on an after-tax basis, up to a maximum amount of two million dollars. The Agreement provides for a payment, if necessary, intended to make Mr. Abramson whole for any excise tax imposed under Section 4999 of the Internal Revenue Code with respect to any payment or benefits that he may receive under the Agreement.

     In connection with the Merger, the Company appointed Messrs. Abramson and Goodman and Mrs. Cohen to the Board (the USHC Designees). If, prior to July 19, 1998, any of the USHC Designees (with the exception of Mr. Abramson) is unable or unwilling to serve on the Board, the Board has agreed to elect the successor(s) selected by Mr. Abramson. The Company has agreed that the USHC Designees (including, if applicable, any successor(s) selected by Mr. Abramson) will be included as nominees for election to the Board of the Company for the two-year period following the Merger.

     The Board of the Company met ten times in 1997. Except for Mr. Jordan, each Director of the Company attended 75% or more of the combined aggregate meetings of the Board and the Committees of the Company on which he or she served.

COMMITTEES OF THE BOARD

The functions and responsibilities of the standing Committees of the Company's Board are described below.

     - Audit Committee. Composed entirely of outside Directors, this Committee met four times in 1997. The Committee recommends the independent auditors that the full Board nominates for shareholder approval at the Annual Meeting, reviews with the auditors the scope and results of the audit, reviews the Company's financial statements and other financial disclosures, and monitors developments in accounting principles and methods used in presenting financial results. The Committee also consults with internal audit staff and the Company's independent accountants, and discusses with management internal accounting control procedures and other internal compliance programs. The following Directors are members of this Committee: Franklin (Chairman), Goodman, Graves and Hancock.

     - Committee on Compensation and Organization. Composed entirely of outside Directors, this Committee met eight times in 1997. The Committee administers the 1996 Stock Incentive Plan and the Annual Incentive Plan, and reviews and makes recommendations to the Board with respect to the compensation of certain senior executives. The Committee also reviews the Company's overall compensation policy and makes recommendations with respect thereto. Periodically, the Committee reviews senior management succession plans and related matters. The following Directors are members of this Committee: O'Keefe (Chairman), Cohen, Greenwald, Jordan and Kuehler.

     - Executive Committee. This Committee met twice in 1997. The Committee is authorized to act on behalf of the full Board between regular Board meetings, usually when timing is critical. The following Directors are members of this
Committee: Huber (Chairman), Donaldson, Graves and O'Keefe.

     - Finance Committee. This Committee met three times in 1997. The Committee periodically considers and makes recommendations to the Board concerning matters of corporate finance. The following Directors are members of this Committee:
Jordan (Chairman), Abramson, Franklin, Goodman, Greenwald and Hancock.

     - Investment Committee. This Committee met four times in 1997. The Committee oversees the management of the Company's investment portfolios and reviews current investment policy and strategy. The following Directors are members of this Committee: Kuehler (Chairman), Cohen, Donaldson, Graves, O'Keefe and Rodin.

     - Nominating and Corporate Governance Committee. This Committee, which is composed entirely of outside Directors, met three times in 1997. The Committee reviews the qualifications of all candidates for membership on the Board and the Board Committees. It makes recommendations to the full Board on Director nominees, on the structure, composition and function of Board Committees, on Director compensation and on the Director retirement policy. It reviews conflicts of interest that may affect Directors, as well as each substantial change in any Director's circumstances (e.g., change of employment). The Committee also advises the Board on all other matters concerning corporate governance to the extent specific matters are not the responsibility of other Committees.

     In recommending Director nominees to the Board, this Committee solicits candidate recommendations from its own members, other Directors of the Company and management. Although the Committee does not specifically solicit suggestions for possible candidates from shareholders, the Committee will consider candidates meeting the criteria described below. (Suggestions, together with a description of the proposed nominee's qualifications, other relevant biographical information and an indication of the willingness of the proposed nominee to serve, should be sent to the Committee Chairman, in care of the Corporate Secretary, Aetna Inc., 151 Farmington Avenue, Hartford, Connecticut 06156.)

     Nominees are selected through a process based on criteria set with the concurrence of the full Board and reevaluated periodically. The criteria include: the relevance of the candidate's experience to the business of the Company and its affiliates, enhancing diversity, independence from commercial relationships with the Company, and the ability of the candidate to attend meetings regularly and devote an appropriate amount of time in preparation for those meetings. The following Directors are members of this Committee: Donaldson (Chairman), Franklin, Goodman, Greenwald, Jordan, Kuehler and Rodin.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Subsidiaries of the Company entered into reinsurance arrangements with Lloyd's of London. Mr. Huber is an investor in several Lloyd's syndicates. As an investor in a Lloyd's syndicate, he does not exercise control over the syndicate.

     A subsidiary of the Company paid $371,954 in salary and cash bonus, awarded 1,875 stock options, 625 shares of restricted stock, 1,450 incentive units for the performance period 1996-1998 and 3,000 incentive units for the performance period 1997-2000 for services rendered in 1997 by Mr. Richard Wolfson, a son-in-law of Mr. Abramson, and paid $99,097 in salary for services rendered in 1997 by Ms. Nancy Wolfson, a daughter of Mr. Abramson.

     On March 7, 1997, AUSHC entered into a stock redemption agreement with Criterion Communications, Inc. ("Criterion") pursuant to which Criterion redeemed from AUSHC all of Criterion's voting securities owned by AUSHC. Prior to the stock redemption, AUSHC indirectly owned 51% and Ms. Marcy Shoemaker (a daughter of Mr. Abramson) owned 49% of the outstanding voting securities of Criterion. In consideration of the stock redemption, AUSHC's line of credit with Criterion was terminated (with the outstanding debt of $2,250,000 to be repaid over five years), service agreements between AUSHC and Criterion were terminated and replaced with an agreement with a shorter term and a reduced financial obligation on the part of AUSHC, and AUSHC's guaranty of Criterion's lease was terminated. The stock redemption was completed on March 31, 1997. Wasserstein Perella & Co., Inc., an independent investment advisor, delivered a written opinion to the Board of Directors of AUSHC to the effect that, as of the date of the opinion, the consideration to be received by AUSHC pursuant to the stock redemption was fair, from a financial point of view, to AUSHC. During 1997, the Company and its subsidiaries paid $5,003,814 to Criterion.

     The Board has authorized the Company to provide Mr. Compton with such office space and administrative support as he may reasonably request to accommodate his transition needs during the first year following his retirement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table presents, as of December 31, 1997, the names of persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of its Common or Preferred Stock, respectively. (The information set forth below and in the related footnotes has been furnished by the respective persons.)

--------------------------------------------------------------------------------

       NAME AND ADDRESS OF          CLASS OF      AMOUNT AND NATURE
         BENEFICIAL OWNER           STOCK(1)   OF BENEFICIAL OWNERSHIP  PERCENT OF CLASS
----------------------------------------------------------------------------------------
Sanford C. Bernstein & Co., Inc.     Common     10,939,580 shares(2)          7.5%
767 Fifth Avenue                    Preferred               0 shares
New York, New York 10153

The Capital Group Companies, Inc.    Common      8,422,630 shares(3)          5.7%
333 South Hope Street               Preferred      991,500 shares(3)          8.5%
Los Angeles, California 90071

Leonard Abramson                     Common      1,097,922 shares(4)           *
376 Regatta Drive                   Preferred    1,080,350 shares(4)          9.3%
Jupiter, Florida 33477
----------------------------------------------------------------------------------------

 *  Less than 1%.

(1) The number of Common Stock shares shown assumes the holder had converted each share of Preferred Stock into Common Stock as of December 31, 1997. Each share of Preferred Stock is convertible at any time at the option of the holder into .8197 shares of Common Stock (subject to adjustment). The Company may redeem the Preferred Stock at any time after July 19, 1999 for shares of Common Stock based on specified formulas. On July 19, 2000, each outstanding share of Preferred Stock will convert automatically into one share of Common Stock.

(2) Of the reported shares, Sanford C. Bernstein & Co., Inc. reports that it has sole voting power with respect to 5,866,101 shares and shared voting power with respect to 1,348,506 shares.

(3) Of the reported shares, 8,347,630 shares of Common Stock (which amount includes 737,730 shares of Common Stock resulting from the assumed conversion of 900,000 shares of Preferred Stock) are beneficially owned by Capital Research and Management Company, a registered investment adviser that manages The American Funds Group of mutual funds, and 75,002 shares of Common Stock (which shares assume that 91,500 shares of Preferred Stock have been converted) are beneficially owned by Capital Guardian Trust Company, a California state-chartered trust company that acts as investment manager to large institutional accounts (primarily pension funds). Capital Research and Management Company and Capital Guardian Trust Company have sole dispositive power with respect to the reported shares.

(4) Of the reported shares, 930,787 shares of Common Stock (which amount includes 884,829 shares of Common Stock resulting from the assumed conversion of 1,079,455 shares of Preferred Stock) are held by LEMA Associates, L.P., of which Mr. Abramson is the sole general partner and a 98% limited partner. Reported shares also include 3,417 shares of Common Stock (which amount includes 733 shares of Common Stock resulting from the assumed conversion of 895 shares of Preferred Stock) held jointly with Mrs. Abramson, and 163,718 shares of Common Stock which Mr. Abramson has the right to acquire within 60 days of December 31, 1997 upon exercise of stock options.

The following table presents, as of January 31, 1998, the beneficial ownership of, and other interests in, shares of Common Stock and Preferred Stock of each current Director and Nominee, each executive officer named in the Summary Compensation Table on page 16, and Directors and executive officers of the Company, as a group. (The information set forth below and in the related footnotes on the next page has been furnished by respective persons.)

------------------------------------------------------------------------------------------------------
                                                 AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
         NAME OF BENEFICIAL            COMMON       PERCENT    PREFERRED     PERCENT     COMMON STOCK
         OWNER AND POSITION           SHARES(1)     OF CLASS    SHARES       OF CLASS   EQUIVALENTS(2)
------------------------------------------------------------------------------------------------------
Leonard Abramson                      1,097,922(3)       *     1,080,350(4)     9.3%         2,338
(current Director and Nominee)
Betsy Z. Cohen                           1,571           *           149(5)       *          1,850
(current Director and Nominee)
Ronald E. Compton                      161,202(6)        *                        *
(retired Director and named
executive)
William H. Donaldson                       750           *                        *          2,600
(current Director and Nominee)
Barbara Hackman Franklin                 3,355           *                        *          2,600
(current Director and Nominee)
Jerome S. Goodman                       23,708(7)        *         6,208(8)       *          2,515
(current Director and Nominee)
Earl G. Graves                             500           *                        *          4,389
(current Director and Nominee)
Gerald Greenwald                         3,000(9)        *                        *          5,482
(current Director and Nominee)
Ellen M. Hancock                         2,000(10)       *                        *          3,617
(current Director and Nominee)
Richard L. Huber                       262,900(11)       *                        *
(current Director, Nominee and named
executive)
Michael H. Jordan                        3,000           *                        *          4,499
(current Director and Nominee)
Jack D. Kuehler                          1,910(12)       *                        *          6,848
(current Director and Nominee)
Frank R. O'Keefe, Jr.                      850(13)       *                        *          6,848
(current Director and Nominee)
Judith Rodin                               100           *                        *          4,698
(current Director and Nominee)
Michael J. Cardillo                     89,034(14)       *         4,324          *
(named executive)
Frederick C. Copeland, Jr.              40,664(15)       *                        *
(named executive)
Thomas J. McInerney                     50,716(16)       *                        *
(named executive)
Directors and executive officers as   1,803,886(17)    1.2%    1,091,031        9.4%        48,284
a group (19 persons)

--------------------------------------------------------------------------------
* Less than 1%

Unless otherwise noted in the footnotes, each person currently has sole voting and investment powers over the shares set forth above.

NOTES TO BENEFICIAL OWNERSHIP TABLE

--------------------------------------------------------------------------------

 (1) The number of Common Stock shares shown assumes the holder had converted each share of Preferred Stock into Common Stock as of January 31, 1998. Each share of Preferred Stock is convertible at any time at the option of the holder into .8197 shares of Common Stock (subject to adjustment). The Company may redeem the Preferred Stock at any time after July 19, 1999 for shares of Common Stock based on specified formulas. On July 19, 2000, each outstanding share of Preferred Stock will convert automatically into one share of Common Stock.

 (2) Represents stock units issued under the Non-Employee Director Deferred Stock and Deferred Compensation Plan or its predecessor plan, accrued stock units resulting from deferral of retainer and attendance fees and stock units credited to certain Directors in 1996 in connection with the elimination of the Director retirement plan. Stock units, which do not have voting rights, track the value of the Company's Common Stock and earn dividend equivalents.

 (3) Includes 930,787 shares held by LEMA Associates, L.P., of which Mr. Abramson is the sole general partner. Mr. Abramson also is a limited partner with a 98% partner's interest. Mrs. Abramson is a limited partner with a 1% partner's interest. Also includes 3,417 shares held jointly with Mrs. Abramson and 163,718 shares that Mr. Abramson has the right to acquire within 60 days of January 31, 1997 upon exercise of stock options. Excludes 3,361 shares held in a grandchild's trust of which Mr. Abramson is co-trustee and 32,628 shares held by children and grandchildren's trusts of which Mrs. Abramson is co-trustee. Mr. Abramson disclaims beneficial ownership of the trust shares.

 (4) Includes 1,079,455 shares (convertible into 884,829 shares of Common Stock) held by LEMA Associates, L.P., of which Mr. Abramson is the sole general partner. Mr. Abramson also is a limited partner with a 98% partner's interest. Mrs. Abramson is a limited partner with a 1% partner's interest. Also includes 895 shares (convertible into 733 shares of Common Stock) held jointly with Mrs. Abramson. Excludes 880 shares held in a grandchild's trust of which Mr. Abramson is co-trustee and 34,604 shares held by children and grandchildren's trusts of which Mrs. Abramson is co-trustee, which trust shares are convertible into an aggregate of 29,081 shares of Common Stock. Mr. Abramson disclaims beneficial ownership of the trust shares.

 (5) The Preferred Stock is convertible into 122 shares of Common Stock.

 (6) Includes 86,001 shares that Mr. Compton has the right to acquire within 60 days of January 31, 1998 upon exercise of stock options.

 (7) Includes 18,734 shares held by Wellington Limited Partnership, of which Mr. Goodman is a general partner. Excludes 50 shares held by Mrs. Goodman as to which Mr. Goodman disclaims beneficial ownership.

 (8) Includes 4,906 shares (convertible into 4,021 shares of Common Stock) held by Wellington Limited Partnership, of which Mr. Goodman is a general partner. Excludes 13 shares (convertible into 10 shares of Common Stock) held by Mrs. Goodman as to which Mr. Goodman disclaims beneficial ownership.

 (9) Represents shares held by Mrs. Greenwald.

(10) Held jointly with her spouse, as to which Mrs. Hancock shares voting and investment powers.

(11) Includes 1,000 shares held jointly with his spouse, 15,000 shares held by a revocable living trust of which Mr. Huber is trustee and beneficiary and 35,211 shares held by Huber Associates Limited Partnership, a family limited partnership, of which Mr. Huber and his spouse are the sole general partners. Also includes 75,500 shares that Mr. Huber has the right to acquire upon exercise of stock options and 85,501 shares that Huber Associates Limited Partnership has the right to acquire upon exercise of stock options, in each case within 60 days of January 31, 1998.

(12) Held jointly with his spouse, as to which Mr. Kuehler shares voting and investment powers.

(13) Includes 750 shares held by a revocable living trust of which Mr. O'Keefe is trustee and beneficiary. Excludes 150 shares held by a revocable living trust of which Mrs. O'Keefe is trustee and beneficiary, and as to which Mr. O'Keefe disclaims beneficial ownership.

(14) Includes 22,825 shares of restricted stock that vest on July 19, 1998. Also includes 1,000 shares of restricted stock that vest in three annual installments on February 28, 1998, February 28, 1999 and February 28, 2000, and 48,652 shares that Mr. Cardillo has the right to acquire within 60 days of January 31, 1998 upon exercise of stock options.

(15) Includes 40,501 shares that Mr. Copeland has the right to acquire within 60 days of January 31, 1998 upon exercise of stock options.

(16) Includes 42,868 shares that Mr. McInerney has the right to acquire within 60 days of January 31, 1998 upon exercise of stock options.

(17) Directors and executive officers as a group have sole voting and investment powers over 212,998 shares of Common Stock and 1,090,113 shares of Preferred Stock (convertible into 893,564 shares of Common Stock) and share voting and investment powers with respect to 97,860 shares of Common Stock and 895 shares of Preferred Stock (convertible into 733 shares of Common Stock). Included in the number of shares shown in the table are 4,021 shares of Common Stock and 23 shares of Preferred Stock (convertible into 18 shares of Common Stock) held under the Company's ISP or USHC's Savings Plan and beneficially owned by executive officers, and 591,692 shares of Common Stock that Directors and executive officers have the right to acquire within 60 days of January 31, 1998 upon the exercise of stock options.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth for the periods indicated certain compensation of Mr. Huber, who served as Chief Executive Officer and President (CEO) on December 31, 1997, Mr. Compton who served as Chief Executive Officer for part of 1997 and Chairman for the entire year, and each of the Company's three other most highly compensated executive officers (other than Messrs. Huber and Compton) in 1997.

--------------------------------------------------------------------------------

                                                                                                LONG-TERM COMPENSATION
                                                 ANNUAL COMPENSATION                             AWARDS              PAYOUTS
                                                 --------------------                   ------------------------    ----------
                                                                                                      SECURITIES    LONG-TERM
                                                                           OTHER                      UNDERLYING    INCENTIVE
NAME AND PRINCIPAL                                                         ANNUAL       RESTRICTED      STOCK          PLAN
POSITION                                  YEAR    SALARY      BONUS     COMPENSATION      STOCK       OPTIONS(8)     PAYOUTS
------------------------------------------------------------------------------------------------------------------------------
Richard L. Huber                          1997   $631,731          $0(4)          0              0      157,225(9)         $0
Chairman, Chief                           1996    532,885   1,000,000             0              0       62,000     3,125,196
Executive Officer                         1995    451,923     800,000             0              0      142,500             0
and President(1)

Ronald E. Compton                         1997   $850,000    $700,000(4)    $64,206(6)           0            0            $0
former Chairman and                       1996    839,231   1,750,000             0              0      175,000     3,182,565
Chief Executive                           1995    800,577   1,300,000             0              0      133,000     1,108,000
Officer(1)

Michael J. Cardillo                       1997   $668,506    $270,000(5)         $0        $83,125(7)    28,751(9)          0
Executive Vice President,                 1996    611,742     610,000     1,468,137      1,400,884       40,000             0
Aetna U.S. Healthcare                     1995    575,100     221,460        15,839        499,968       55,595             0

Frederick C. Copeland, Jr.                1997   $386,538    $260,000(4)          0              0       33,352(9)          0
Executive Vice President,                 1996    336,539     305,000             0              0       38,000             0
International(2)

Thomas J. McInerney                       1997   $450,000    $180,000(4)          0              0       35,751(9)          0
Executive Vice President, Aetna
Retirement Services(3)


                                                   ALL
NAME AND PRINCIPAL                               OTHER
POSITION                                  COMPENSATION
----------------------------------------  ---------------------
Richard L. Huber                              $31,587  (10)
Chairman, Chief                                23,760
Executive Officer                             222,596
and President(1)
Ronald E. Compton                             $59,977  (10)(11)
former Chairman and                            59,842
Chief Executive                                43,036
Officer(1)
Michael J. Cardillo                           $20,143  (12)
Executive Vice President,                   1,685,980
Aetna U.S. Healthcare                          20,062
Frederick C. Copeland, Jr.                    $19,327  (10)
Executive Vice President,                      14,808
International(2)
Thomas J. McInerney                           $22,500  (10)
Executive Vice President, Aetna
Retirement Services(3)

--------------------------------------------------------------------------------

Notes to Summary Compensation Table

 (1) On July 28, 1997, Mr. Huber became Chief Executive Officer and President of the Company. Prior to that date, Mr. Compton was Chairman, President and Chief Executive Officer. Mr. Compton retained the position of Chairman until his retirement on March 1, 1998.

 (2) Mr. Copeland was not an executive officer at any time in 1995.

 (3) Mr. McInerney was not an executive officer at any time in 1995 or 1996.

 (4) Represents amounts earned under the Company's Annual Incentive Plan. Annual incentive bonuses are intended to reward executive officers for achieving financial and strategic results. The Committee on Compensation and Organization administers the Annual Incentive Plan and determines the amount of each award to be granted. Amounts shown do not include the amount of bonus foregone at the election of the executive in exchange for a stock option grant (see note 9).

 (5) Represents the bonus amount paid pursuant to Mr. Cardillo's employment agreement.

 (6) Represents personal use of Company aircraft and automobile.

 (7) The value of the restricted stock was determined using the closing price of the Company's Common Stock on February 28, 1997, the date of the grant. Dividends are paid on the shares. The restricted shares vest in three annual installments on February 28, 1998, February 28, 1999 and February 28, 2000. Mr. Cardillo holds an aggregate of 23,825 shares of restricted stock with a value of $1,681,151 as of December 31, 1997.

 (8) Represents stock options granted under the Company's 1996 Stock Incentive Plan.

 (9) Includes a stock option grant on February 27, 1998 for 57,225, 25,752, 13,353, and 25,752 shares to Messrs. Huber, Cardillo, Copeland and McInerney, respectively, in lieu of payment of all or a portion of the executive's 1997 bonus award pursuant to the election of such executive officer.

(10) Includes $31,587, $42,500, $19,327 and $22,500 of matching contributions made by the Company under the Company's Incentive Savings Plan (ISP) and the Supplemental ISP for Messrs. Huber, Compton, Copeland and McInerney, respectively. ISP is a profit-sharing thrift plan qualified under the Internal Revenue Code of 1986, as amended (the Code). The Company matches, dollar for dollar, amounts deferred by employees under ISP up to 5% of annual salary. Twenty-five percent of the matching contributions made under ISP on behalf of certain employees of the Company is automatically invested in Common Stock. The Company has established the Supplemental ISP to provide the deferred and matching benefits that would have been credited to ISP but for limits imposed by the Employee Retirement Income Security Act (ERISA) and the Code. The Supplemental ISP also is used to provide other benefits not otherwise payable under ISP, as provided from time to time by the Company's Board.

(11) Includes $17,477 representing the actuarially determined value of the benefit to Mr. Compton of life insurance premiums paid by the Company under a split dollar universal life insurance policy.

(12) Represents a contribution of $16,976 made by AUSHC to the Pension Plan for Employees of USHC (the Pension Plan) and $3,167 made by AUSHC to the USHC Savings Plan (the Savings Plan). Under the Pension Plan, AUSHC contributes for each eligible employee an amount equal to 8% of the employee's compensation plus 5.7% of the employee's annual compensation in excess of the social security taxable wage base, subject to a maximum limitation on the AUSHC contribution per employee as specified in the Pension Plan. Under the Savings Plan, AUSHC matches 33% of the amounts deferred by employees, up to 2% of annual compensation.

STOCK OPTION GRANTS TABLE

The following table sets forth certain information concerning stock options granted during 1997 by the Company to the CEO and each of the four most highly compensated executive officers of the Company (other than the CEO) in 1997. The hypothetical grant date present values of stock options granted in 1997 shown below are presented pursuant to SEC rules and are calculated under the modified Black-Scholes Model for pricing options.

-------------------------------------------------------------------------------------------------------
                                            INDIVIDUAL GRANTS(1)
                              NUMBER OF    PERCENT OF
                              SECURITIES   TOTAL STOCK
                              UNDERLYING     OPTIONS     EXERCISE
                                STOCK      GRANTED TO      PRICE                           GRANT DATE
                               OPTIONS      EMPLOYEES       PER          EXPIRATION          PRESENT
            NAME               GRANTED       IN 1997       SHARE            DATE              VALUE
-------------------------------------------------------------------------------------------------------
Richard L. Huber              100,000(2)        25.97%    $112.625        July 25, 2007   $3,501,000(5)
Ronald E. Compton                   0               --          --                   --              --
Michael J. Cardillo             3,000(3)          .78%      83.125    February 28, 2007       76,920(6)
Frederick C. Copeland, Jr.     20,000(4)         5.19%       90.50   September 26, 2007      551,200(7)
Thomas J. McInerney            10,000(4)          2.6%       90.50   September 26, 2007      275,600(7)
-------------------------------------------------------------------------------------------------------

(1) Granted under the Company's 1996 Stock Incentive Plan (the Plan). The Plan permits participants to use shares of the Company's Common Stock to exercise options. The Plan provides that the option price shall not be less than 100% of the fair market value of the Common Stock on the date the option is granted. Under the Plan, options may be granted until April 30, 2006. The table does not include stock options granted in February 1998 to certain executive officers in lieu of 1997 bonus awards (see page 24).

(2) Date of grant was July 25, 1997; initial exercise date is November 2, 2000; option vests in installments over a period of two years.

(3) Date of grant was February 28, 1997; initial exercise date is February 28, 1998; option vests in installments over a period of three years.

(4) Date of grant was September 26, 1997; initial exercise date is September 26, 1998; option vests in installments over a period of three years.

(5) The assumptions made and factors used by the Company in the Black-Scholes Model calculation for the options granted July 25, 1997 were as follows: (i) a volatility factor of 30.0%, representing the implied volatility of Aetna's long-term call options, adjusted to reflect a four-year horizon; (ii) a risk-free rate of return of 6.08%, representing the five-year U.S. Treasury bond rate in effect on the date of the option grant; (iii) a dividend yield of 0.7%, representing the Company's then current annual dividend, divided by the Common Stock price on the date of the option grant; and (iv) a four-year option term, representing the historical average life of the options granted. No further discount to the option value calculated was taken to give effect to the fact that the options are not freely transferable or to the exercise or lapse of the options after the vesting period but prior to the end of the ten-year option period.

(6) The assumptions made and factors used by the Company in the Black-Scholes Model calculation for the options granted February 28, 1997 were as follows:
    (i) a volatility factor of 30.0%, representing the implied volatility of Aetna's long-term call options, adjusted to reflect a four-year horizon;
    (ii) a risk-free rate of return of 6.39%, representing the five-year U.S. Treasury bond rate in effect on the date of the option grant; (iii) a dividend yield of 1.0%, representing the Company's then current annual dividend, divided by the Common Stock price on the date of the option grant; and (iv) a four-year option term, representing the historical average life of the options granted. No further discount to the option value calculated was taken to give effect to the fact that the options are not freely transferable or to the exercise or lapse of the options after the vesting period but prior to the end of the ten-year option period.

(7) The assumptions made and factors used by the Company in the Black-Scholes Model calculation for the options granted September 26, 1997 were as follows: (i) a volatility factor of 30.0%, representing the implied volatility of Aetna's long-term call options, adjusted to reflect a four-year horizon; (ii) a risk-free rate of return of 5.99%, representing the five-year U.S. Treasury bond rate in effect on the date of the option grant; (iii) a dividend yield of 0.9%, representing the Company's then current annual dividend, divided by the Common Stock price on the date of the option grant; and (iv) a four-year option term, representing the historical average life of the options granted. No further discount to the option value calculated was taken to give effect to the fact that the options are not freely transferable or to the exercise or lapse of the options after the vesting period but prior to the end of the ten-year option period.

    There is no assurance that the hypothetical present values of stock options presented in the preceding table represent the actual values of such options. The hypothetical values shown should not be construed as predictions by the Company as to the future value of its Common Stock.

STOCK OPTION/SAR EXERCISES AND DECEMBER 31, 1997
STOCK OPTION/SAR VALUE TABLE

The following table sets forth certain information concerning stock options and stock appreciation rights (SARs) exercised during 1997 by the CEO and each of the four most highly compensated executive officers of the Company (other than the CEO) in 1997 and the number and value of specified options at December 31, 1997. The values of unexercised in-the-money stock options at December 31, 1997 shown below are presented pursuant to SEC rules. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

----------------------------------------------------------------------------------------------------------------
                                                                                            VALUE OF
                                                     NUMBER OF SECURITIES                  UNEXERCISED
                                                          UNDERLYING                      IN-THE-MONEY
                        SHARES      VALUE        UNEXERCISED OPTIONS/SARS AT               OPTIONS AT
                       ACQUIRED    REALIZED           DECEMBER 31, 1997               DECEMBER 31, 1997(1)
                         UPON        UPON       ------------------------------   -------------------------------
        NAME           EXERCISE    EXERCISE     EXERCISABLE   UNEXERCISABLE(2)   EXERCISABLE    UNEXERCISABLE(2)
----------------------------------------------------------------------------------------------------------------
Richard L. Huber(3)       4,500   $  218,250        106,169       188,831        $1,433,696         $820,866
Ronald E. Compton        90,780    3,708,965         58,334       177,666            18,229          902,271
Michael J. Cardillo           0            0         47,652        29,666         1,234,642           11,666
Frederick C. Copeland         0            0         35,501        65,499            41,692           25,870
Thomas J. McInerney       1,000       28,250         37,869        83,231           532,181          249,288
----------------------------------------------------------------------------------------------------------------

(1) Based on the December 31, 1997 closing stock price of $70.5625.

(2) Represents stock options that are not vested.

(3) Includes stock options held by Huber Associates Limited Partnership, a family limited partnership, of which Mr. Huber and his spouse are sole general partners.

LONG-TERM INCENTIVE AWARDS TABLE

The following table sets forth certain information concerning long-term incentive awards granted to the CEO and each of the four mostly highly compensated executive officers of the Company (other than the CEO) in 1997 under the Company's 1996 Stock Incentive Plan.

------------------------------------------------------------------------------------------
                                                                ESTIMATED FUTURE PAYOUTS
                                 NUMBER OF   PERFORMANCE OR        (IN SHARES) UNDER
                                   UNITS      OTHER PERIOD    NON-STOCK PRICE BASED PLANS
                                  GRANTED    UNTIL MATURITY   ----------------------------
             NAME                 IN 1997      OR PAYOUT      THRESHOLD   TARGET   MAXIMUM
------------------------------------------------------------------------------------------
Richard L. Huber                 40,000(1)     1997-2000         20,000   40,000    70,000
Ronald E. Compton                40,000(1)     1997-2000         20,000   40,000    70,000
Michael J. Cardillo               6,200(2)     1995-1998          3,100    6,200    10,850
                                 17,500(1)     1997-2000          8,750   17,500    30,625
Frederick C. Copeland, Jr.        5,500(2)     1995-1998          2,750    5,500     9,625
                                 12,000(1)     1997-2000          6,000   12,000    21,000
Thomas J. McInerney              10,000(1)     1997-2000          5,000   10,000    17,500
------------------------------------------------------------------------------------------

(1) The incentive units will vest and shares will become payable only to the extent the Company's total return to shareholders over a four-year measurement period (1997-2000) meets or exceeds each of two separate performance objectives. First, the Company's total return to shareholders over the measurement period must at least equal a threshold risk-free rate of return (the Return Threshold), which for these incentive units is based on the annual rate of return available on a four-year Treasury note compounded annually. If the Return Threshold is not met, no incentive units will vest. Second, the Company's total return to shareholders over the measurement period must compare favorably to that of the other companies in the Morgan Stanley Healthcare Payor Index (weighted 70%) and the Morgan Stanley Life Insurance Index (weighted 30%) (together, the Composite Index) for the same period. For the incentive units to become fully vested, the Company must achieve at least the median level of total shareholder return for the companies in the Composite Index (Target Performance). If the Committee on Compensation and Organization determines that the Company's performance does not at least equal the 33rd percentile of the companies in the Composite Index (the Performance Threshold), no portion of the incentive units will vest regardless of whether the Return Threshold is satisfied. If the Company's performance is in the 90th percentile of companies in the Composite Index (Maximum Performance), up to 175% of the incentive units will vest.

    For purposes of determining the total return to shareholders over the measurement period, the change in the price of the Company's Common Stock and of the price of the common stock of each of the companies in the Composite Index is calculated by comparing the average of the closing stock price of the Company and each other company on the last business day of each week in the 13-week period both preceding the start and the end of the measurement period.

(2) The incentive units will vest and shares will become payable only to the extent the Company's total return to shareholders over a four-year measurement period (1995-1998) meets or exceeds each of two separate performance objectives. First, the Company's total return to shareholders over the measurement period must at least equal a threshold risk-free rate of return (the Return Threshold), which for these incentive units is based on the annual rate of return available on a four-year Treasury note compounded annually. If the Return Threshold is not met, no incentive units will vest. Second, the Company's total return to shareholders over the measurement period must compare favorably to that of the other companies in the Dow Jones Insurance Industry Index for the period January 1, 1995 through September 29, 1996 and to that of companies in the Morgan Stanley Healthcare Payor Index (weighted 70%) and Morgan Stanley Life Insurance Index (weighted 30%) for the period September 30, 1996 through December 31, 1998. For the incentive units to become fully vested, the Company must achieve at least the median level of total shareholder return (Target Performance). If the Committee on Compensation and Organization determines that the Company's performance does not at least equal the 33rd percentile (the Performance Threshold), no portion of the incentive units will vest regardless of whether the Return Threshold is satisfied. If the Company's performance is in the 90th percentile (Maximum Performance), up to 175% of the incentive units will vest.

    For purposes of determining the total return to shareholders over the measurement period, the change in the price of the Company's Common Stock and of the price of the common stock of each of the companies in the index is calculated by comparing the average of the closing stock price of the Company and each other company on the last business day of each week in the 13-week period both preceding the start and the end of the measurement period.

PENSION PLAN

The Company provides for certain of its employees a noncontributory, defined benefit pension plan (the Pension Plan). Retirement benefits are calculated on the basis of (i) the number of years of credited service (maximum credit is 35 years), and (ii) the employee's average annual earnings during the 60 consecutive months out of the last 120 months of service that yield the highest annual compensation. Employees receive service credit for actual years of employment with the Company. Under certain circumstances, determined on a case-by-case basis, additional service credit may be given for employment with affiliated and nonaffiliated companies and, as determined by the Company's Board, for the purposes of inducing employment of senior officers or rewarding past service.

     The table below shows the estimated maximum annual retirement benefits payable under the Pension Plan, at selected earnings levels and after selected periods of credited service, to employees with at least 15 years of credited service who retire at age 65.

PENSION PLAN TABLE

-----------------------------------------------------------------
 AVERAGE
  ANNUAL                  CREDITED YEARS OF SERVICE
 EARNINGS       15         20         25         30         35
-----------------------------------------------------------------
$  500,000   $113,000   $150,000   $188,000   $225,000   $263,000
   700,000    158,000    210,000    263,000    315,000    368,000
   900,000    203,000    270,000    338,000    405,000    473,000
 1,100,000    248,000    330,000    413,000    495,000    578,000
 1,300,000    293,000    390,000    488,000    585,000    683,000
 1,500,000    338,000    450,000    563,000    675,000    788,000
 1,800,000    405,000    540,000    675,000    810,000    945,000
-----------------------------------------------------------------

     The term "earnings," as used in the retirement benefits table above, includes annual salaries and annual bonuses paid under the Annual Incentive Plan set forth in the relevant columns of the Summary Compensation Table on page 16. At December 31, 1997, "average annual earnings" for pension plan purposes for Messrs. Huber, Compton, Copeland and McInerney were $1,037,794, $1,512,362, $522,617 and $530,405, respectively. Mr. Cardillo is not currently eligible for parti-cipation in the Pension Plan.

     The credited years of service on December 31, 1997 for the persons named in the Summary Compensation Table are as follows: Mr. Huber-2.9 years, Mr. Compton-35 years, Mr. Copeland-3.4 years and Mr. McInerney-17.8 years.

     The benefits set forth in the above table do not take into account any reduction for joint and survivorship payments or any offset for Social Security benefits to be received by the employee. After retirement, benefits are subject to cost-of-living adjustments of not more than 3% per year, but cannot be reduced below the amount payable at the time of the individual's retirement.

     ERISA limits the maximum annual benefit that may be accrued under and paid from a tax-qualified plan. As a result, the Company has established a supplemental plan to provide benefits (included in the foregoing table) that would exceed the ERISA limit. The supplemental plan also is used to pay other pension benefits not otherwise payable under the tax-qualified plan, including certain benefits attributable to management incentive and performance unit awards, additional years of credited service beyond years actually served, additional years of age, and covered compensation in excess of that permitted under the tax-qualified plan.

OTHER AGREEMENTS

The Company administers a Severance and Salary Continuation Benefits Plan (Severance Plan) under which employees, including the Company's executive officers, terminated by the Company without cause may receive up to two weeks of continuing salary for every credited full year of employment to a maximum of one year's salary. In addition, when an employee's job is eliminated due to reengineering, reorganization or staff reduction efforts, employees, including the Company's executive officers, are eligible for an additional 13 weeks of salary continuation and outplacement assistance. Under certain circumstances, determined on a case-by-case basis, additional severance pay benefits may be granted for the purposes of inducing employment of senior officers or rewarding past service. Certain benefits continue during the severance pay and salary continuation periods.

     The Company has entered into employment agreements with Messrs. Copeland and McInerney. The agreements provide that, if the executive's employment is terminated by the Company without "cause" or by the executive for "good reason" (as defined in the agreements), in lieu of participation in the Company's Severance Plan, the executive will be entitled to a special termination payment equal to the greater of (i) the aggregate of the executive's base salary and target bonus, and a pro-rata portion of the executive's annual bonus for the then uncompleted fiscal year or (ii) the amount otherwise payable under the Severance Plan for a job elimination including for purposes of such calculation the executive's target bonus. This special termination payment will be made available as salary continuation (with continuation of medical and welfare benefits) or, at the election of the executive, in a lump sum (without continuation of medical and welfare benefits). Upon a change-in-control of the Company (as defined), the special termination payment is increased to two times base salary and target bonus. During his employment Mr. Compton also had an employment agreement with terms as described above, except the special termination payment equalled two times base salary and target bonus, increasing to three times base salary and target bonus upon a change-in-control of the Company. Upon his retirement, Mr. Compton's employment agreement terminated.

     In connection with the Merger, the Company assumed USHC's employment agreement with Mr. Cardillo. The agreement has a five-year term, expiring in 2001, unless renewed. The agreement provides that, if Mr. Cardillo's employment is terminated by the Company other than for "cause" or "disability" or by the executive for "good reason" (as defined in the agreement), in lieu of participation in the Company's Severance Plan, Mr. Cardillo will be entitled to a special termination payment equal to the aggregate of three times base salary and target bonus, and a pro-rata portion of his annual bonus for the then uncompleted fiscal year. For 36 months following the date of such termination, he is eligible for continuation of welfare and pension benefits. The agreement also provides that, in the event of such a termination, all outstanding equity-based awards will continue to vest for one year and will remain exercisable for a period of 90 days thereafter. Prior to July 19, 1998, the termination of Mr. Cardillo's employment requires a vote of two-thirds of the Board of Directors.

     Under the terms of the employment agreements described above, an executive will generally be reimbursed by the Company for any applicable excise taxes (including tax gross-up) incurred as a result of payments made under the agreements.

     Upon commencement of his employment, Mr. Huber entered into an agreement with the Company which provides that if his employment is involuntarily terminated under circumstances that would call for severance pay benefits, he will receive payment for not less than 52 weeks of base salary. In the event of a change-in-control of the Company (as defined), Mr. Huber's severance benefit would increase to 156 weeks of base salary.

     The Board of Directors has approved provisions to protect certain benefits of Company employees in the event of a change-in-control of the Company (as defined). The provisions provide that the Severance Plan shall become non-cancelable for a period of one year following a change-in-control. Also, all previously granted stock options that have not yet vested will become vested and immediately exercisable. In the event of a change-in-control, bonuses payable under the Company's annual bonus program will become payable based on the target award for participants. Also, long-term incentive awards granted under the Company's 1996 Stock Incentive Plan will vest and a pro-rated award will be paid equal to the greater of target or actual performance through the date of the change-in-control. Provision has been made to permit funding of a trust to protect supplemental retirement benefits (pension and 401(k)) and deferred compensation upon a change-in-control or potential change-in-control (each as defined) of the Company.

REPORT OF THE COMMITTEE ON
COMPENSATION AND ORGANIZATION

The following report is presented by the Company's Committee on Compensation and Organization. This Committee consists entirely of outside Directors.

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

The Committee administers the Company's compensation plans for executives. It also reviews and makes recommendations to the Board on executive compensation policies.

     The Company's executive compensation program is designed to:

- attract and retain high-performing executives;
- focus executives on increasing shareholder value by awarding them stock-based compensation directly linked to improvements in shareholder return;
- compensate executives based on the Company's performance relative to its competitors and improvements in the Company's performance over time; and
- create a performance-oriented environment in which executives can earn increased levels of compensation by achieving superior annual and long-term business results.

     The Company's compensation program for executive officers consists of four principal elements: salaries, annual incentive bonuses, stock options and long-term incentive awards. The compensation program is designed to set total compensation opportunity (salary, annual bonus, stock options and long-term incentive award) at a level relative to the median level of total compensation paid to similarly positioned executives at companies in a comparison group selected for each position (the Comparison Group). The Comparison Group for each position is selected from among 61 companies believed to be major competitors for executive talent and includes health, financial services, insurance and other companies. Of these companies, ten were included in either the Dow Jones Insurance Industry Index or Morgan Stanley Healthcare Payor Index in 1997. The specific companies selected for an executive's Comparison Group depends on the executive's area of responsibility. An executive's total compensation relative to the median depends upon the executive's experience, level and scope of responsibility within the Company, and individual, as well as Company, performance. Executive officers are also eligible for other employee benefits as set forth in the Summary Compensation Table (see page 16).

1. Salaries. The Committee reviews salaries annually. Salaries for executive officers are based on the competitive marketplace for comparable jobs. Individual salaries are determined by the executive's experience, level and scope of responsibility within the Company, and individual performance. As described above, salaries are established as one element to set an executive's total compensation opportunity relative to the median level of total compensation paid to similarly-positioned executives at companies in the Comparison Group.

2. Annual Incentive Bonuses. Annual incentive bonuses are designed to reward executive officers for achieving specific financial and strategic goals.

     Annual Incentive Plan. The Company's Annual Incentive Plan (the Plan) applies to executives named in the Company's Proxy Statement, other than certain executives of USHC, as described below. Under this Plan, specific financial goals are established at the beginning of each performance year and bonuses are linked directly to their achievement. Under this Plan, if 100% of the financial goal is met, the maximum award permitted under the Plan may be paid. If less than 100% of the financial goal is met, the maximum bonus payable is proportionately reduced. The Committee has the discretion to pay less than the maximum amount permitted by the Plan. For 1997, the financial goal established by the Committee for the Chief Executive Officer was measured by corporate net income (adjusted by the Committee to exclude unplanned capital gains and losses, as well as certain items identified at the start of the performance year and determined to be unusual, nonrecurring or beyond manage-ment's control). The financial goal established for lead business unit executives was based 75% on the business unit's operating earnings, measured by income from continuing operations before realized capital gains and losses, and 25% on corporate net income (adjusted as described above). The financial goal established for certain other line of business executives was based 85% on the business unit's operating earnings and 15% on corporate net income (as adjusted). The Committee determined that the performance goals for 1997 were met at less than a maximum level and awarded bonuses in accordance with this performance.

     Management Incentive Plan. Executive officers who do not participate in the Annual Incentive Plan participate in the Company's Management Incentive Plan
(MIP). Under MIP, the Committee sets the amount of an executive officer's bonus based on various levels of financial and strategic performance for each business unit or staff area. Seventy-five percent of a business unit head's bonus depends on the unit's operating earnings and 25% depends on corporate net income (adjusted as described above). Fifteen to 40% of a staff unit head's bonus depends on corporate net income (as adjusted) and 60 to 85% depends on the unit's own financial performance, measured by actual expense level versus budget, and by achievement of other relevant performance objectives. Examples of these performance objectives include measurable improvements in the quality of customer service, diversity and effective resolution of legal, regulatory or other important issues affecting the Company.

     Under MIP, if 100% of the goal is met, up to 100% of the target bonus amount is payable. If 80% of the goal is met, up to 50% of the target bonus amount is payable. If the goal is exceeded, up to 200% of the target bonus amount is payable. At the Committee's discretion, the amount of a bonus may be adjusted upward or downward by up to 20% to take into account strategic results achieved by the business or staff unit. The principal criteria used by the Committee in assessing strategic results are positioning of the Company's businesses, "quality" of (or sources of) the unit's earnings, expense management, customer service, new product development, management of human resources, and use of technology.
     In 1997, the financial performance of the business and staff units varied; some achieved or exceeded their goal and some did not. The Company's corporate net income (after the adjustment as described below) was determined by the Committee to be at 88.5% of the established goal. The bonuses paid to executive officers reflected this performance.

     Certain USHC Executives. In connection with the Merger, the Company assumed employment agreements that had been entered into between USHC and certain USHC executives. These agreements provide that for 1997 an executive's bonus shall not be less than the amount of the executive's target bonus. Certain executives received bonus amounts consistent with the requirements of the employment agreements.

3. Stock Options. The Company awards stock options to better align the interests of its executive officers with those of its shareholders in increasing shareholder value. Stock options are granted at not less than 100% of the fair market value of the underlying Common Stock on the date of grant. Stock options normally vest over a three-year period.

     Annual Option Grant. Stock options are typically granted annually to set total compensation at a level relative to the median level of total compensation paid to similarly positioned executives at companies in the executive's Comparison Group. The value of the stock option component of an executive officer's compensation opportunity is converted into a specific number of shares subject to option by assigning each option an estimated realizable value (based on an independent compensation consultant's analysis of the value realized upon exercise of stock options by executives at a diverse and large number of major corporations). The annual grant of stock options was not made in 1997 because the Company advanced that grant to September 1996 in order to recognize the efforts of executives involved in the Merger, as well as to increase retention of USHC executives.

     Bonus Exchange Program. The Company permitted executive officers to elect to forego all or a portion of their 1997 annual bonus in exchange for stock option grants. The options, which were immediately vested, were granted in February 1998 at 100% of the fair market value of the Company's Common Stock on the date of grant. Participation in this program was voluntary.
The number of shares subject to options granted to any individual executive varied depending on the amount of bonus foregone by the executive.

     Other Option Grants. From time to time the Company also grants stock options in connection with hiring, promotions or other situations where the Committee believes the circumstances warrant a stock option grant. The amount granted in these instances is determined by the Committee based on the individual circumstances.

4. Long-Term Incentive Awards. In 1997, executive officers were granted incentive units under the Company's Stock Incentive Plan. Incentive units encourage executives to increase the total shareholder return relative to total returns achieved by other companies in the Morgan Stanley Healthcare Payor Index and the Morgan Stanley Life Insurance Index. Incentive units vest only to the extent the Company's total return to shareholders over a four-year measurement period (1997-2000) meets or exceeds each of two established performance objectives (described on page 20). If the Company determines that performance objectives have not been met, no units vest.

     The number of incentive units granted to each executive officer in 1997 was determined by the Committee, working with an outside compensation consultant, to set, at target performance levels, the total compensation opportunity at a median level relative to similarly positioned executives in the executive officer's Comparison Group. The incentive unit grants are intended to deliver below median compensation for below median performance and above median compensation for above median performance.

5. Other.  In 1994, a change in the Internal Revenue Code -- Section
162(m) -- eliminated tax deductibility for executive compensation over $1 million, except in certain circumstances. Pursuant to sec.162(m), compensation over $1 million is deductible if it is awarded according to a shareholder-approved, performance-based formula and performance is objectively measured by independent "outside directors" (as defined in Section 162(m)). The Committee and its outside compensation consultant believe that performance-based pay over $1 million is sometimes required to attract and retain executives in a competitive marketplace. Stock options and incentive units granted under the Stock Incentive Plan and annual bonuses paid under the Annual Incentive Plan are designed so that the compensation paid will be tax deductible by the Company. The Committee believes that there are circumstances under which it is appropriate for the Committee to elect to forego deductibility to maintain flexibility or to continue to pay competitive compensation.

BASIS FOR THE COMPENSATION OF THE
CHIEF EXECUTIVE OFFICER

The following are details of the compensation earned by Mr. Huber for 1997.

1. Salary. In connection with his appointment as Chief Executive Officer, Mr. Huber received an increase in salary in 1997 of $205,000. This increase was awarded to bring Mr. Huber's total compensation opportunity (salary, annual bonus, stock options and long-term incentive award) to a competitive median level for his new position.

2. Annual Incentive Bonus. Mr. Huber's annual bonus for 1997 depended on the Company's adjusted net income. In 1997, the Committee adjusted net income downward to exclude the positive effect of the reduction in pre-established reserves relating to severance and facilities charges and discontinued operations, and, to a lesser extent, upward to exclude the negative effect of a capital loss related to the write-down of certain properties that the Company has classified as held for sale. As a result, the Committee determined that the financial goal was met at a level of 88.5%. This financial performance was the basis for the Committee's decision to award Mr. Huber a bonus of $600,000. As noted below, Mr. Huber elected to forego his entire bonus in exchange for a grant of a stock option for shares of the Company's Common Stock.

3. Stock Options. In connection with his appointment as Chief Executive Officer, Mr. Huber was granted a stock option for 100,000 shares of the Company's Common Stock. The amount of the grant was determined to bring Mr. Huber's total compensation opportunity to a competitive median level. In addition, Mr. Huber elected to forego all of his 1997 bonus and, in exchange, he was granted a stock option for 57,225 shares on February 27, 1998.

4. Long-Term Incentive Award. In 1997, Mr. Huber was granted 40,000 incentive units under the 1996 Stock Incentive Plan. These units will vest and shares will be payable only if established performance objectives are met over a four-year measurement period (1997-2000). The number of incentive units granted was determined by the Committee in the manner described elsewhere in this report.

The Committee on Compensation
and Organization

Frank R. O'Keefe, Jr.
(Chairman)
Betsy Z. Cohen
Gerald Greenwald
Michael H. Jordan
Jack D. Kuehler

CORPORATE PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company's Common Stock (assuming reinvestment of dividends) with the cumulative total return on the published Standard & Poor's 500 Stock Index (S&P 500), the cumulative total return on the published Dow Jones Insurance Industry Index (currently 27 insurance companies) (DJIII) and the cumulative total return on the published Morgan Stanley Healthcare Payor Index (currently 12 companies) (MSHPI) over the preceding five-year period. The graph assumes a $100 investment in shares of Aetna Common Stock on December 31, 1992. As a result of the Merger, the Company has changed its comparative group from the DJIII to the MSHPI because the Company believes the MSHPI is a more appropriate index for measuring the future performance of the Company.

                       FIVE-YEAR CUMULATIVE TOTAL RETURN
               AETNA, S&P 500, DOW JONES INSURANCE INDUSTRY INDEX
                   AND MORGAN STANLEY HEALTHCARE PAYOR INDEX

                                                             DOW JONES        MORGAN
                                                             INSURANCE        STANLEY
   MEASUREMENT PERIOD                                         INDUSTRY      HEALTHCARE
  (FISCAL YEAR COVERED)        AETNA          S&P 500          INDEX        PAYOR INDEX
12/31/92                      100.00          100.00          100.00          100.00
12/31/93                      136.52          110.08          104.31          129.22
12/31/94                      112.26          111.53          103.40          145.91
12/31/95                      172.92          153.44          147.58          210.97
12/31/96                      204.96          188.52          182.03          208.92
12/31/97                      182.52          251.44          265.45          206.03

*The MSHPI was created in January 1996. In order to report performance back to December 31, 1992, as required by SEC rules, the Company used the companies currently included in the MSHPI (as of December 31, 1997) as its peer group. The companies included are: Aetna Inc., CIGNA Corporation, Coventry Corporation, First Health Group Corp., Foundation Health Systems, Inc., Humana Inc., Mid Atlantic Medical Services, Inc., Oxford Health Plans, Inc., Pacificare Health Systems, Inc., Trigon Healthcare, Inc., United Healthcare Corporation and Wellpoint Health Networks Inc. SNL Securities LC provided cumulative total return calculations.

II. APPOINTMENT OF AUDITORS

Following the recommendation of its Audit Committee, the Company's Board of Directors has appointed and recommends shareholder approval of KPMG Peat Marwick LLP as the Company's independent auditors for the current calendar year. The firm has acted in this capacity since 1972. It is expected that representatives of the firm will be available at the Annual Meeting of Shareholders to make a statement if the firm desires and to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast is required for approval of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors.

     The Board recommends a vote FOR the approval of KPMG Peat Marwick LLP as the Company's independent auditors for the current calendar year. Unless directed to the contrary, the shares represented by the enclosed Proxy will be voted FOR the appointment of KPMG Peat Marwick LLP as independent auditors for the current calendar year.

III. SHAREHOLDER PROPOSAL TO ROTATE
     LOCATION OF ANNUAL MEETING

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave. N.W., Suite 215, Washington, D.C. 20037 (owner of 50 shares of Common Stock), has advised the Company that she plans to present the following proposal at the Annual Meeting. The proposal is included pursuant to rules of the Securities and Exchange Commission.

     "RESOLVED: That the stockholders recommend that the Board take the necessary steps to have the meeting rotated each year to cities such as Dallas, New York, Atlanta, Tampa, and Philadelphia where Aetna either has major facilities and/or has a large concentration of shareholders.

     "While many major corporations such as GE, A.T.T., Xerox, IBM, Westinghouse, AMR, UAL, and many others are rotating on a regular basis, Aetna keeps meeting only in Hartford.

     "In recent years, GM, Ford and Chrysler have ALL adopted OUR resolution to rotate the annual meeting.

     "Owners in other parts of the country (outside of Hartford) should also have the opportunity to meet directors and management.

     "Last year the owners of 5,252,312 shares, representing approximately 4.1% of shares voting, voted for this proposal.

     "If you AGREE, please mark your proxy FOR this proposal."

     The affirmative vote of a majority of the votes cast is required for approval of the foregoing proposal.

     The Board of Directors will OPPOSE this proposal if it is introduced at the 1998 Annual Meeting and recommends a vote against this proposal.

     Under the Company's By-Laws, the Board of Directors has the discretion to determine the location of the Company's Annual Meeting. Historically, the Company's Annual Meetings have been held in Hartford, Connecticut, because it is the Company's headquarters and is close to a large concentration of stockholders, employees and retirees. The Board believes that it may be appropriate from time to time to hold the Annual Meeting in locations other than Hartford where the Company has significant operations or a large stockholder presence. The Board's objection to the proposal, however, is that it would commit the Company to a plan of mandatory rotation. The Board believes that it should continue to have flexibility to determine the location of its Annual Meetings and that mandatory rotation would undermine the Board's ability to balance all the relevant factors, including convenience to stockholders, employees, Directors and officers, cost, and security considerations.

     Unless directed to the contrary, the shares represented by the enclosed Proxy will be voted AGAINST the proposal.

IV. OTHER INFORMATION AND
    1999 SHAREHOLDER PROPOSALS

The Company will bear the cost of soliciting Proxies. In addition to the use of the mails, solicitations may be made by personal interview, telegram or telephone by Directors, officers and employees of the Company and its subsidiaries.

Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to beneficial owners, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so. To assist in the solicitation of Proxies, the Company has engaged Kissel-Blake Inc., New York, New York, for a fee of $15,000 plus reasonable out-of-pocket expenses.

To be included in the 1999 Proxy Statement and on the Proxy Card, shareholder proposals must be received by the Company not later than November 20, 1998. Such proposals must comply with all applicable SEC rules and regulations. Proposals should be forwarded to the Corporate Secretary, Aetna Inc., 151 Farmington Avenue, Hartford, Connecticut 06156.

The Company's By-Laws require that notice of nominations of persons for election to the Board of Directors, other than those made by or at the direction of the Board of Directors, must be received no later than 90 days before the Annual Meeting. The notice must present certain information concerning the nominee and the shareholder making the nomination. The notice also must include the nominee's written consent to being a nominee and to serving if elected. Notices should be sent to the Corporate Secretary, Aetna Inc., 151 Farmington Avenue, Hartford, Connecticut 06156.

ANNUAL REPORT

The Company's 1997 Annual Report to Shareholders was mailed to shareholders on or about March 13, 1998.

By order of the Board of Directors,

/s/ Lucille M. Nickerson
Lucille M. Nickerson
Vice President, Corporate Governance and
Corporate Secretary
March 20, 1998

151 Farmington Avenue
Hartford, Connecticut 06156

Cat. 2000960800
Printed on recycled paper.

/X/ Please mark your votes as in this example.

This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder. If no direction is made, this Proxy will be voted FOR Items 1 and 2 and AGAINST Item 3.


           The Board of Directors recommends a vote FOR Items 1 and 2.

               FOR   WITHHELD                        FOR   AGAINST   ABSTAIN
1. Election of                  2. Approval of KPMG
   Directors   / /     / /         Peat Marwick LLP  / /     / /       / /
   (See                            as independent
   reverse                         Auditors
   side)

For, except vote withheld from the following nominee(s):

________________________________________________________________________________

            The Board of Directors recommends a vote AGAINST Item 3.

                                FOR     AGAINST     ABSTAIN
3. Shareholder proposal on      / /       / /         / /
   rotating annual meeting
   location



The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof. NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, or for a corporation, please give your title.


________________________________, 1998


________________________________, 1998
SIGNATURE(S)              DATE


                                   AETNA INC.


P    The undersigned hereby appoints William H. Donaldson, Barbara Hackman
R    Franklin and Frank R. O'Keefe, Jr., and each of them, the proxies of the
O    undersigned with full power of substitution, to vote the shares of the
X    undersigned at the Annual Meeting of Shareholders of Aetna Inc. to be held
Y April 24, 1998 and at any adjournment or postponement thereof, and directs said proxies to vote as specified herein on the matters set forth in the Notice of the meeting, and in their discretion on any other matters that may properly come before the meeting or any adjournment or postponement thereof.

     NOMINEES: Leonard Abramson, Betsy Z. Cohen, William H. Donaldson,
               Barbara Hackman Franklin, Jerome S. Goodman, Earl G. Graves, Gerald Greenwald, Ellen M. Hancock, Richard L. Huber, Michael H. Jordan, Jack D. Kuehler, Frank R. O'Keefe, Jr., Judith Rodin


        THIS PROXY IS SOLICITED ON BEHALF OF AETNA'S BOARD OF DIRECTORS.


Please vote, sign and date this Proxy and return it promptly in the enclosed envelope.

                                                                See Reverse Side

                                   AETNA INC.

TO: PARTICIPANTS IN THE AETNA INCENTIVE SAVINGS PLAN

Mellon Bank, N.A., the Trustee under the Aetna Incentive Savings Plan (the
Plan), has been instructed to solicit your instructions on how to vote the shares of Aetna Common Stock held by the Trustee on your behalf in accordance with the terms of the Plan and to vote those shares in accordance with your instructions at the Annual Meeting of Shareholders of Aetna Inc. to be held on April 24, 1998 and at any adjournment or postponement thereof. Please indicate, by checking the appropriate box, how you want these shares voted by the Trustee and return this card to the Trustee by April 17, 1998 in the envelope provided. We would like to remind you that your individual voting instructions are held in strictest confidence and will not be disclosed to the Corporation. In the event you fail to indicate your voting instructions, fail to sign the card, or the card is not received by the Trustee by April 17, your shares will be voted by the Trustee in the same manner and proportion as those shares for which the Trustee receives proper and timely instructions.


                          (continued on reverse side)


                           - FOLD AND DETACH HERE -


                                   -------------
                                     NO POSTAGE
                                     NECESSARY
                                     IF MAILED
                                      IN THE
                                   UNITED STATES
                                   -------------

-------------------------------------------
          BUSINESS REPLY MAIL
FIRST-CLASS MAIL PERMIT NO. 165 HARTFORD CT
-------------------------------------------

    POSTAGE WILL BE PAID BY ADDRESSEE

          CORPORATE SECRETARY-5936
          AETNA INC
          PO BOX 2883
          HARTFORD CT 06101-8346

------------------------------------------------------------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.              THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.
------------------------------------------------------------------------------------------------------------------------------------
1) Election of Directors                                                 3) Shareholder proposal on rotating annual meeting location
                                               (Mark only one)
Nominees: Leonard Abramson, Betsy Z.      FOR                WITHHELD                  FOR      AGAINST      ABSTAIN
Cohan, William H. Donaldson, Barbara
Hackman Franklin, Jerome S. Goodman,
Earl G. Graves, Gerald Greenwald,
Ellen M. Hancock, Richard L. Huber,
Michael H. Jordan, Jack D. Kuahlar,
Frank R. O'Keefe, Jr., Judith Rodin

(INSTRUCTIONS: To withhold authority
to vote for particular nominees,
write those nominees' names in the
space provided here.)

-------------------------------------     FOR     AGAINST    ABSTAIN
2) Approval of KPMG Peat Marwick, LLP
   as Independent Auditors
------------------------------------------------------------------------------------------------------------------------------------

                                                                           __
                                                                             |  THIS INSTRUCTION CARD IS SOLICITED ON BEHALF
                                                                                IF AETNA'S BOARD OF DIRECTORS



Signature(s)                                              Signature(s)                                          Date
            ---------------------------------------------            ------------------------------------------      ---------------
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                            - FOLD AND DETACH HERE -



IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE POSTAGE-PAID RESERVATION CARD BELOW DIRECTLY TO THE COMPANY. AN ADMISSION CARD WILL THEN BE MAILED TO YOU.

                            - FOLD AND DETACH HERE -


                                   AETNA INC.

                                   RESERVATION

            I EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS. PLEASE SEND ME AN ADMISSION CARD.

            NAME OF SHAREHOLDER
                               -----------------------------------------------
                                 (Please type or print clearly)

            HOME ADDRESS
                        ------------------------------------------------------

            CITY, STATE AND ZIP CODE
                                     ------------------------------------------

            TELEPHONE NO. (   )
                                -----------------------------------------------

                           (TO BE RETURNED ONLY IF YOU PLAN TO ATTEND)

                   IF YOU PLAN TO ATTEND THE MEETING, PLEASE
                 COMPLETE AND RETURN THE ENCLOSED POSTAGE-PAID
                   RESERVATION CARD DIRECTLY TO THE COMPANY.
                 AN ADMISSION CARD WILL THEN BE MAILED TO YOU.



        -  PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING  -


            PLEASE VOTE BY FILLING IN THE APPROPRIATE BOX(ES) BELOW.

--------------------------------------------------------------------------------
This Trustee Instruction Card when properly executed will be voted in the manner directed herein by the shareholder. If no direction is made, the Trustee will not vote the shares credited to your account.
--------------------------------------------------------------------------------

1.   Election of Directors

     NOMINEES: Leonard Abramson, Betsy Z. Cohen, William H. Donaldson, Barbara Hackman Franklin, Jerome S. Goodman, Earl G. Graves, Gerald Greenwald, Ellen M. Hancock, Richard L. Huber, Michael H. Jordan, Jack D. Kuehler, Frank R. O'Keefe, Jr., Judith Rodin.

     FOR            WITHHELD FROM
                    ALL nominees
     / /                / /                                      1.

--------------------------------------------------

2.   Approval of KPMG Peat, Marwick LLP as Independent Auditors

     FOR            AGAINST             ABSTAIN
     / /              / /                 / /                    2.


3.   Shareholder proposal on rotating annual meeting location

     FOR            AGAINST             ABSTAIN
     / /              / /                 / /                    3.

AETNA INC.                                                       ------------
FIDELITY INSTITUTIONAL RETIREMENT SERVICES CO.                     BULK RATE
P.O. BOX 9107                                                    U.S. POSTAGE
HINGHAM, MA 02043-9107                                               PAID
                                                                     PROXY
                                                                   TABULATOR
                                                                 ------------













         - PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING -



                                   AETNA INC.

TO:  Participants in the U.S. Healthcare, Inc. Savings Plan

Fidelity Management Trust Company, the Trustee under the U.S. Healthcare, Inc. Savings Plan (the Plan), has been instructed to solicit your instructions on how to vote the shares of Aetna Common Stock and/or Aetna 6.25% Class C Voting Preferred Stock held by the Trustee on your behalf in accordance with the terms of the Plan and to vote those shares in accordance with your instructions at the Annual Meeting of Shareholders of Aetna Inc. to be held on April 24, 1998 and at any adjournment or postponement thereof. Please indicate, by checking the appropriate box, how you want these shares voted by the Trustee and return this card to the Trustee in the envelope provided. We would like to remind you that your individual voting instructions are held in strictest confidence and will not be disclosed to the Corporation. This Instruction Card, when properly executed, will be voted in the manner directed herein; if NO direction is given, if you fail to sign the card, or your card is not received by April 17, 1998, the Trustee will not vote the shares credited to your account.

PLEASE VOTE, SIGN AND DATE THIS INSTRUCTION CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR SHARES WILL NOT BE VOTED BY THE TRUSTEE IF YOU DO NOT RETURN THIS CARD.

                                   Date
                                        ------------------------

                                   THIS TRUSTEE INSTRUCTION CARD IS SOLICITED
                                   ON BEHALF OF FIDELITY MANAGEMENT TRUST
                                   COMPANY

                                   ------------------------------------------


                                   ------------------------------------------
                                               (Signature(s))

                                   NOTE: Please sign as name appears hereon.
                                   Joint owners should each sign. When
                                   signing as attorney, executor,
                                   administrator, trustee or guardian, please give full title as such.